Exhibit 16

Viking Global Investors LP
660 5th Avenue
New York, NY 10103
1 February, 2024

CAZOO GROUP LTD
40 Churchway
London NW1 1LW
United Kingdom

RE: Director Designation

Ladies and Gentlemen:

This letter agreement (this “Agreement”) is made and entered into by and between Viking Global Investors LP, together with the funds, accounts and entities managed or advised (on a discretionary basis) by it from time to time (“Viking”) and Cazoo Group Ltd (the “Company”). Reference is made to that certain Investor Rights Agreement, dated December 6, 2023, by and among the Company and the Holders thereto (the “IRA”). As contemplated by Section 2.1.2 of the IRA, the Company shall take all Necessary Action (as defined in the IRA) to cause the appointments of one director to be designated by Viking at a later time following the closing of the transactions contemplated by the Transaction Support Agreement, dated September 20, 2023, by and among the Companies and the parties thereto, as amended.

Pursuant to this Agreement and in consideration of the mutual agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Viking hereby designates Paul Woolf as its Shareholder Designee (as defined in the IRA) as a Class I member of the Board of Directors of the Company.

(signature page follows)

Sincerely yours,

Viking Global Investors LP

By:	/s/ Scott M. Hendler
	Name:	Scott Hendler
	Title:	Deputy General Counsel

ACKNOWLEDGED AND AGREED:

Cazoo Group Ltd

By:
Name:
Title:

Sincerely yours,

Viking Global Investors LP

By:
Name:
Title

ACKNOWLEDGED AND AGREED:

Cazoo Group Ltd

By:	/s/ Paul Woolf
Name: Paul Woolf
Title: cfo